UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AVEO PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

This supplement (this “Supplement”) to the Definitive Proxy Statement on Schedule 14A filed on November 25, 2022 (the “Definitive Proxy Statement”) by AVEO Pharmaceuticals, Inc., a Delaware corporation (referred to as “AVEO,” the “Company,” “we,” “us” or “our”), is being filed to supplement the Definitive Proxy Statement as described in the Explanatory Note below.

EXPLANATORY NOTE

As previously disclosed, AVEO, LG Chem, Ltd., a corporation organized and existing under the laws of the Republic of Korea (referred to as “LG Chem”), and Acacia Acquisition Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of LG Chem (referred to as “Merger Sub”), entered into an Agreement and Plan of Merger, dated as of October 18, 2022 (the “Merger Agreement”). The Merger Agreement provides, subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into AVEO (the “Merger”), with AVEO surviving the Merger as an indirect wholly owned subsidiary of LG Chem. On November 25, 2022, AVEO filed with the Securities and Exchange Commission (the “SEC”) the Definitive Proxy Statement with respect to the special meeting of AVEO’s stockholders currently scheduled to be held on January 5, 2022 (the “Special Meeting”).

Following the announcement of the execution of the Merger Agreement, two lawsuits have been filed in the United States District Court for the Southern District of New York by purported stockholders of AVEO, each naming AVEO and the members of its board of directors as defendants. The complaints generally allege violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and of Rule 14a-9 promulgated thereunder, claiming that the Definitive Proxy Statement is materially incomplete, deficient and misleading. In particular, the complaint generally alleges that the Definitive Proxy Statement contains materially misleading and incomplete information concerning, among other things: (i) AVEO’s financial projections, (ii) the financial analyses of Moelis & Company LLC (“Moelis”), the Company’s exclusive financial advisor in connection with the Merger, and (iii) the sale process leading up to the proposed transaction, including Company insiders’ potential conflicts of interest in that process.

AVEO has also received correspondence from law firms claiming to represent purported stockholders, who have threatened litigation, requested production of books and records concerning the Merger, and/or made other demands relating to the Merger, including that additional disclosures be provided. AVEO cannot predict whether any of such demands or threats will result in litigation, whether additional demands or litigation may materialize, or the outcome of any such litigation relating to the Merger. If additional similar complaints are filed or additional demands are received, absent new or materially different allegations, AVEO will not necessarily disclose them.

AVEO believes that the lawsuits and demands are wholly without merit and that no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws; however, to avoid the risk that any of the aforementioned lawsuits or demands may delay or otherwise adversely affect the consummation of the Merger and to minimize the expense of defending such actions, AVEO wishes to voluntarily make supplemental disclosures related to the Merger, all of which are set forth below, in response to certain of the allegations raised in such lawsuits or demands.

SUPPLEMENTAL DISCLOSURES TO THE DEFINITIVE PROXY STATEMENT

This Supplement should be read in conjunction with the Definitive Proxy Statement, which you are urged to read in its entirety. Nothing in this Supplement shall be deemed an admission of the legal necessity or materiality of the disclosures set forth herein. To the contrary, AVEO specifically denies all allegations in the complaints described above that any additional disclosure was or is required. The information contained in this Supplement is incorporated by reference into the Definitive Proxy Statement. To the extent that information in this Supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this Supplement shall supersede or supplement the information in the Definitive Proxy Statement. Paragraph and page references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from this Supplement. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement. Unless stated otherwise, new text is bolded, italicized and underlined and deleted text is bolded, italicized and denoted with a strikethrough to highlight the supplemental information being provided to you.

On Page 19 of the Definitive Proxy Statement, immediately after the first paragraph under “Regulatory Approvals Required for the Merger (page 78)” the following text is inserted:

Litigation Related to the Merger (page 79)

Following the announcement of the execution of the Merger Agreement, two lawsuits have been filed in the United States District Court for the Southern District of New York by purported stockholders of AVEO, each naming AVEO and the members of its board of directors as defendants. AVEO has also received correspondence from law firms claiming to represent purported stockholders, who have threatened litigation, requested production of books and records concerning the Merger, and/or made other demands relating to the Merger, including that additional disclosures be provided. For information regarding the pending litigation and demands, please see the section entitled “The Merger—Litigation Related to the Merger” beginning on page 79.

On Page 35 of the Definitive Proxy Statement, the third paragraph under “Background to the Merger” is amended as follows:

From January 2021 through early November 2021, members of senior management of AVEO and representatives of Moelis, under the supervision and at the direction of the Board, engaged in a series of exploratory discussions, including as part of Moelis’ regular-way industry coverage, with a broad range of large and medium-sized commercial stage pharmaceutical companies, including to gauge third party interest in an acquisition of or strategic combination with AVEO with a view to maximizing stockholder value. Taking into account the advice provided by Moelis and the recommendations of members of senior management of AVEO, the Board deemed these parties to be the most likely to be interested in pursuing such a transaction with AVEO at that time and to have the financial and other resources to complete such transaction on terms acceptable to the Board. However, at the direction of the Board, neither management nor representatives of Moelis indicated that AVEO was for sale and this outreach did not result in the receipt of any proposals for a potential acquisition of or strategic combination with AVEO. AVEO did not enter into a standstill agreement with any of these parties.

On Page 37 of the Definitive Proxy Statement, the fifth full paragraph is amended as follows:

On April 29, 2022, the Board, acting by unanimous written consent, established a committee (the “Transaction Committee”) consisting of Kenneth M. Bate, Anthony B. Evnin and Gregory T. Mayes, each of whom is an independent director of AVEO, to act on behalf of AVEO to review and evaluate potential transactions for purposes of providing prompt guidance and direction to AVEO’s management team. The Board delegated to the Transaction Committee the power and authority to, among other things, (1) establish, approve, monitor and direct the process and procedures related to the review and evaluation of any possible sale, business combination or other strategic transaction involving AVEO; (2) respond to any communications, inquiries or proposals regarding any such possible transaction; (3) review, evaluate, investigate, pursue and negotiate the terms and conditions of any such possible transaction; (4) solicit expressions of interest or proposals for any such possible transaction and (5) recommend to the Board any proposed rejection or approval of any such possible transaction. The Board retained authority to approve or reject any such transaction, including the Merger. The Transaction Committee was formed solely for purposes of providing prompt guidance and direction to the AVEO management team and not in response to any actual or perceived conflict of interest.

On Page 37 of the Definitive Proxy Statement, the eight full paragraph is amended as follows:

On May 5, 2022, the Transaction Committee held a meeting by videoconference at which members of senior management of AVEO were present. During the meeting, the Transaction Committee discussed the procedures that the Transaction Committee and management of AVEO would follow in connection with the Transaction Committee’s evaluation of and responses to proposals that may be received by AVEO, and Mr. Bailey updated the Transaction Committee on preliminary discussions with various parties, including LG Chem, Party D and Party E. The Transaction Committee authorized Mr. Bailey to lead discussions and negotiations with potential counterparties under the direction and supervision of the Transaction Committee.

On Page 38 of the Definitive Proxy Statement, the second full paragraph is amended as follows:

On May 10, 2022, AVEO and LG Chem entered into a nondisclosure agreement, which contained mutual confidentiality provisions and did not contain a standstill provision or a “don’t ask, don’t waive” provision.

On Page 42 of the Definitive Proxy Statement, the fifth full paragraph is amended as follows:

On September 1, 2022, the chief executive officer of Party A and Mr. Bailey spoke by telephone and discussed ~~Mr. Bailey~~ whether Party A or AVEO might be interested in pursuing a potential strategic ~~transaction~~ combination between Party A and AVEO. Mr. Bailey and the chief executive officer of Party A did not discuss the terms of a potential strategic combination or any potential role of Mr. Bailey in a combined company following the completion of such a strategic combination. ~~The parties~~ Mr. Bailey and the chief executive officer of Party A determined they were not interested in pursuing such a strategic ~~transaction~~ combination at that time.

On Page 42 of the Definitive Proxy Statement, the sixth full paragraph is amended as follows:

Also on September 1, 2022, the Transaction Committee held a meeting by videoconference at which members of senior management of AVEO, representatives of Moelis and a representative of WilmerHale were present. During the meeting, representatives of Moelis updated the Transaction Committee on recent communications with potential counterparties, indicating that all potential counterparties, except for LG Chem, had expressly declined to pursue a strategic transaction involving AVEO on terms acceptable to the Transaction Committee or had been unwilling to engage in discussions with AVEO regarding a potential strategic transaction, and Mr. Bailey reported on his telephone discussion earlier that day with the chief executive officer of Party A. After discussion, it was the consensus of the Transaction Committee not to pursue a strategic combination with Party A at this time due to the Transaction Committee’s view that pursuit of a near-term sale to LG Chem was a better alternative for AVEO stockholders and more likely to maximize stockholder value. The representative of WilmerHale then reviewed the terms of the proposed exclusivity agreement to be entered into between AVEO and LG Chem. Following discussion, the Transaction Committee authorized AVEO to enter into the exclusivity agreement on substantially the terms described to the Transaction Committee at the meeting.

On Page 43 of the Definitive Proxy Statement, the fourth full paragraph is amended as follows:

On September 16, 2022, representatives of Bank of America sent to representatives of Moelis by e-mail a draft merger agreement on behalf of LG Chem, which Moelis provided to WilmerHale and AVEO’s management team. Among other provisions, the draft merger agreement (consistent with the executed Merger Agreement) proposed that, at the effective time, each outstanding option to acquire AVEO common stock would be converted into the excess, if any, of the Merger Consideration over the exercise price of the option, multiplied by the number of shares of AVEO common stock subject to such option.

On Page 47 of the Definitive Proxy Statement, the first full paragraph is amended as follows:

Early on October 18, 2022, AVEO, LG Chem and Merger Sub executed and delivered the Merger Agreement. Later on October 18, 2022 and prior to the open of trading on Nasdaq, AVEO and LG Chem issued a joint press release announcing the execution of the Merger Agreement. There were no discussions between LG Chem and any director or executive officer of AVEO regarding potential employment arrangements or compensation at any time prior to the execution of the Merger Agreement.

On Page 48 of the Definitive Proxy Statement, the first bullet is amended as follows:

•

Premium to Market Price. The Transaction Committee considered the relationship of the Merger Consideration to the price of AVEO common stock immediately prior to the execution of the Merger Agreement and the recent historical market price and volatility of AVEO common stock, including the fact that the Merger Consideration represents a premium of approximately 50% to the $10.02 closing price per share of AVEO common stock on Nasdaq on October 14, 2022, the last trading day prior to the date on which the Board approved the Merger Agreement, a premium of approximately 73% to the trailing volume-weighted average price per share of $8.65 for the thirty (30) trading day period ended October 14, 2022, a premium of approximately 80% to the trailing volume-weighted average price per share of $8.33 for the sixty (60) trading day period ended October 14, 2022 and a premium of 95% to the trailing volume-weighted average price per share of $7.70 for the ninety (90) trading day period ended October 14, 2022. The Transaction Committee also was aware of and took into account the fact that the Merger Consideration represents a premium of approximately 43% to the $10.48 closing price per share of

AVEO common stock on Nasdaq on October 17, 2022, the trading date on which the Board approved the Merger Agreement. The Transaction Committee believed that the Merger Consideration represents the highest value reasonably available for the shares of AVEO common stock for the foreseeable future, taking into account the Transaction Committee’s familiarity with the business strategy, assets and prospects of AVEO, the recent historical market price of AVEO common stock and the challenging capital market conditions.

On Page 57 of the Definitive Proxy Statement, the fourth paragraph under “Discounted Cash Flow Analysis – Base Case” is amended as follows:

In calculating the implied equity value of AVEO, Moelis separately valued, as of December 31, 2022, AVEO’s (i) U.S. federal and state net operating losses (“NOLs”) and (ii) U.S. federal R&D tax credits, in each case, using estimates of tax cash savings provided by AVEO (in each case as described under “The Merger—Certain Unaudited Prospective Financial Information” on page 62) and taking into account a U.S. federal corporate tax rate of 21% and an assumed state tax rate of 5%, in each case as provided by AVEO management.

On Page 57 of the Definitive Proxy Statement, the fifth paragraph under “Discounted Cash Flow Analysis – Base Case” is amended as follows:

For purposes of its analysis, Moelis ~~took into account the dilutive impact of a projected~~ utilized the assumptions provided by AVEO management that AVEO would raise an additional $75 million in equity ~~financing in 2023~~ at a 20% discount to current market prices ~~and~~ (utilizing a 30-day volume-weighted average price of $8.65 per share of AVEO Common Stock) and including 50% warrant coverage ~~and costs of financing based on assumptions provided by AVEO management~~ with a strike price 10% above the current share price (implied premium to issuance of 37.5%) and a 6.5% fee on the capital raise. Utilizing the AVEO management assumptions, the number of fully diluted shares utilized for purposes of this analysis ranged from approximately 49.476 million shares to approximately 50.716 million shares.

On Page 59 of the Definitive Proxy Statement, the first paragraph under “Discounted Cash Flow Analysis – Upside Case” is amended as follows:

Utilizing the Upside Case (including with respect to utilization of NOLs and R&D tax credits), Moelis performed a DCF analysis of AVEO using the same methodology described above under “ —Discounted Cash Flow Analysis –Base Case” to calculate the present value of the estimated future unlevered free cash flows projected by management of AVEO to be generated by AVEO and the present value of the estimated terminal value of AVEO. Utilizing the AVEO management assumptions, the number of fully diluted shares utilized for purposes of this analysis ranged from approximately 50.573 million shares to approximately 51.530 million shares.

On Page 60 of the Definitive Proxy Statement, the first paragraph under “Premiums Paid Analysis” is amended as follows:

For informational purposes only, Moelis reviewed and analyzed, using publicly available information, the acquisition premia for 87 all-cash transactions (including 12 healthcare transactions) announced since 2015 involving a public company in all industries (excluding financial institutions and real estate) with a target based in the United States where the disclosed enterprise value for the transaction was between $300 million and $750 million. For the entire period, using publicly available information, Moelis calculated the mean, median, high and low premia of the price paid in each of the transactions relative to the closing price per share one (1) day, one (1) week and one (1) month prior to announcement (excluding transactions with negative premiums to the share price one (1) day prior). Moelis also calculated adjusted mean and median premia by excluding all five transactions (including two healthcare transactions) where the one (1)-day premium exceeded 150%.

On Page 61 of the Definitive Proxy Statement, the paragraph under “Analyst Share Price Target Analysis” is amended as follows:

Moelis also reviewed five publicly available Wall Street research analysts’ stock price targets for shares of AVEO common stock published of October 14, 2022, which ranged from $12.00 to $19.00 per share (with two price targets of $15 per share and one of $17 per share) with a median of $15.00 per share. For reference only, Moelis compared this range with the Merger Consideration.

On Page 65 of the Definitive Proxy Statement, the fourth full paragraph is amended as follows:

The following table presents the Base Case and consists of estimates of revenue and EBIT with respect to the commercialization of FOTIVDA monotherapy and the probability of success for commercializing tivozanib in combination with nivolumab in the second line RCC setting through a Phase 3 clinical trial designed to evaluate the safety and efficacy of tivozanib in combination with nivolumab as compared to tivozanib monotherapy in RCC patients who have progressed following one or two lines of therapy, one of which was an immune checkpoint inhibitor (the TiNivo-2 trial), ficlatuzumab and AV-380 pipeline drug candidates, as well as royalty revenue and milestones, for fiscal years 2023-2038, in each case as reflected in the Unaudited Prospective Financial Information, and estimates of unlevered free cash flow with respect to the commercialization of FOTIVDA monotherapy and TiNivo-2, ficlatuzumab and AV-380 pipeline drug candidates for the same period, as approved by AVEO.

($MM, Risk Adjusted)	2023E	2024 E	2025 E	2026 E	2027 E	2028 E	2029 E	2030 E	2031 E	2032 E	2033 E	2034 E	2035 E	2036 E	2037 E	2038 E
Revenue	$173	$221	$314	$397	$477	$491	$312	$286	$261	$261	$263	$269	$262	$267	$274	$137
Royalty Payments	($22)	($28)	($41)	($53)	($62)	($62)	($35)	($27)	($20)	($16)	($15)	($15)	($15)	($15)	($16)	($8)
Cost of Goods Sold	($1)	($2)	($3)	($8)	($15)	($18)	($17)	($19)	($23)	($25)	($26)	($27)	($28)	($29)	($30)	($15)
Gross Profit	$149	$191	$270	$336	$400	$410	$260	$239	$218	$219	$222	$227	$219	$222	$228	$114
General and Administrative Expenses	($22)	($26)	($30)	($33)	($34)	($37)	($32)	($33)	($34)	($35)	($36)	($38)	($39)	($40)	($41)	($39)
Research and Development Expenses	($70)	($84)	($94)	($28)	($32)	($31)	($19)	($16)	($12)	($10)	($10)	($9)	($9)	($10)	($10)	($6)
Commercial Expenses	($52)	($60)	($72)	($83)	($90)	($93)	($62)	($53)	($43)	($38)	($36)	($36)	($36)	($37)	($38)	($19)
Total Operating Expenses	($144)	($169)	($196)	($144)	($157)	($162)	($113)	($102)	($89)	($84)	($82)	($83)	($84)	($87)	($89)	($64)
EBIT (1) (3)	$6	$21	$74	$192	$244	$249	$147	$137	$129	$135	$139	$144	$135	$136	$139	$50
Tax (4) and Key Cash Flow Items (5)	($17)	($11)	($32)	($60)	($73)	($66)	($17)	($33)	($31)	($35)	($37)	($38)	($34)	($36)	($37)	$3
Unlevered Free Cash Flow (2) (3)	($12)	$11	$42	$132	$171	$182	$130	$105	$99	$100	$103	$106	$101	$100	$102	$53

(1)	Earnings before interest and taxes.
(2)

Unlevered Free Cash Flow is defined as EBIT less income tax expenses, plus depreciation and amortization, plus decreases in net working capital, less increases in net working capital, less capital expenditures.

(3)

EBIT and Unlevered Free Cash Flow are non-GAAP measures and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

(4)	Tax expense assumes effective corporate cash tax rate of 26% and excludes impact of federal NOLs, federal R&D tax credits and state NOLs.
(5)

Tax and Key Cash Flow Items is defined as income tax expenses, plus depreciation and amortization, plus decreases in net working capital, less increases in net working capital, less capital expenditures.

On Page 66 of the Definitive Proxy Statement, the first full paragraph is amended as follows:

The following table presents the Upside Case and consists of estimates of total revenue and EBIT with respect to the commercialization of FOTIVDA monotherapy and TiNivo-2, ficlatuzumab and AV-380 pipeline drug candidates, as well as royalty revenue and milestones, for fiscal years 2023-2038, in each case as reflected in the Unaudited Prospective Financial Information, and estimates of unlevered free cash flow with respect to the commercialization of FOTIVDA monotherapy and TiNivo-2, ficlatuzumab and AV-380 pipeline drug candidates for the same period, as approved by AVEO.

($MM, Risk Adjusted)	2023E	2024 E	2025 E	2026 E	2027 E	2028 E	2029 E	2030 E	2031 E	2032 E	2033 E	2034 E	2035 E	2036 E	2037 E	2038 E
Total Revenue	$210	$290	$379	$439	$505	$512	$323	$293	$264	$262	$264	$270	$263	$267	$274	$137
Royalty Payments	($27)	($38)	($50)	($59)	($66)	($65)	($37)	($28)	($20)	($17)	($15)	($15)	($15)	($15)	($16)	($8)
Cost of Goods Sold	($2)	($2)	($4)	($9)	($16)	($19)	($17)	($20)	($23)	($25)	($26)	($27)	($28)	($29)	($30)	($15)
Gross Profit	$181	$250	$325	$371	$424	$428	$269	$245	$221	$221	$223	$228	$220	$223	$228	$114
General and Administrative Expenses	($22)	($25)	($29)	($33)	($34)	($37)	($32)	($33)	($34)	($35)	($36)	($38)	($39)	($40)	($41)	($39)
Research and Development Expenses	($70)	($84)	($94)	($28)	($32)	($31)	($19)	($15)	($12)	($10)	($10)	($9)	($9)	($10)	($10)	($6)
Commercial Expenses	($52)	($60)	($72)	($83)	($90)	($92)	($61)	($52)	($42)	($38)	($36)	($36)	($36)	($37)	($38)	($19)
Total Operating Expenses	($144)	($168)	($195)	($144)	($157)	($160)	($112)	($101)	($89)	($84)	($82)	($83)	($84)	($87)	($89)	($64)
EBIT (1) (3)	$37	$81	$131	$227	$267	$268	$157	$144	$132	$137	$140	$145	$135	$136	$139	$50
Tax (4) and Key Cash Flow Items (5)	($25)	($26)	($47)	($66)	($77)	($71)	($18)	($34)	($31)	($35)	($37)	($38)	($34)	($36)	($37)	$3
Unlevered Free Cash Flow (2) (3)	$12	$55	$84	$161	$190	$197	$139	$110	$101	$101	$104	$107	$101	$100	$102	$53

(1)	Earnings before interest and taxes.
(2)

Unlevered Free Cash Flow is defined as EBIT less income tax expenses, plus depreciation and amortization, plus decreases in net working capital, less increases in net working capital, less capital expenditures.

(3)

EBIT and Unlevered Free Cash Flow are non-GAAP measures and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

(4)	Tax expense assumes effective corporate cash tax rate of 26% and excludes impact of federal NOLs, federal R&D tax credits and state NOLs.
(5)

Tax and Key Cash Flow Items is defined as income tax expenses, plus depreciation and amortization, plus decreases in net working capital, less increases in net working capital, less capital expenditures.

AVEO management provided to Moelis the following estimates of AVEO’s federal NOLs, federal R&D tax credits and state NOLs as of December 31, 2022 for use in Moelis’ financial analyses: $642 million, $13 million and $533 million, respectively. Utilizing these estimates, estimates of the timing of the utilization of such tax assets provided by AVEO management, and U.S. federal and state tax rates of 21% and 5%, respectively, as provided by AVEO management, Moelis calculated the resulting undiscounted aggregate estimated tax cash savings were approximately $100 million in the Base Case and approximately $116 million in the Upside Case on a probability-adjusted basis based on weighted-average probability of success by program, each year, with weighting based on unadjusted revenues, in each case as provided by AVEO management. Moelis calculated that the present value of these estimated tax cash savings was approximately $60 million to $66 million (or approximately $1.21 to $1.30 per share) in the Base Case and approximately $78 million to $84 million (or approximately $1.54 to $1.63 per share) in the Upside Case, in each case utilizing a range of discount rates of 13.00% to 17.00%.

On Page 79 of the Definitive Proxy Statement, the following text is added immediately after the first full paragraph:

Since AVEO’s announcement of its entry into the Merger Agreement, two lawsuits have been filed by purported stockholders in federal court (the “Federal Lawsuits”), each naming as defendants AVEO and all seven of its directors (the “Individual Defendants” and, with AVEO, the “Defendants”). On December 5, 2022, Sheldon Lorenson, a purported Company stockholder, filed a lawsuit in the U.S. District Court for the Southern District of New York, captioned Lorenson v. AVEO Pharmaceuticals, Inc., et al., Case No. 22-cv-10273. On December 9, 2022, Susan Finger, a purported Company stockholder, filed a lawsuit in the U.S. District Court for the Southern District of New York, captioned Finger v. AVEO Pharmaceuticals, Inc., et al., Case No. 22-cv-10408.

The complaints in the Federal Lawsuits (the “Complaints”) each allege that the Defendants made materially incomplete and misleading statements about the proposed acquisition of AVEO by LG Chem and disseminated a materially false and misleading Definitive Proxy Statement. Specifically, the Complaints challenge the adequacy of the Definitive Proxy Statement’s disclosures regarding (i) AVEO’s financial projections, (ii) Moelis’s financial analyses, and (iii) the sale process leading up to the proposed transaction, including AVEO insiders’ potential conflicts of interest in that process.

The Complaints claim that (i) all Defendants violated Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder; and (ii) the Individual Defendants violated Section 20(a) of the Exchange Act. As relief, the Complaints seek, among other things, (i) an injunction preventing AVEO from completing the Merger before the Definitive Proxy Statement’s alleged disclosure deficiencies have been remedied; (ii) recission in the event the Merger is consummated or, alternatively, rescissory damages; (iii) an injunction requiring the Individual Defendants to file a new proxy statement that is not false or misleading; and (iv) an award of costs, including attorneys’ and experts’ fees.

AVEO believes that the Federal Lawsuits are without merit.

Additional lawsuits may be filed against AVEO, and/or against its directors or officers. in connection with the proposed transaction. Such additional lawsuits could prevent or delay completion of the Merger and result in substantial costs to the Company, including any costs associated with indemnification.

AVEO has also received correspondence from law firms claiming to represent purported stockholders. The correspondence threatens litigation; requests books and records concerning the Merger, pursuant to Section 220 of the DGCL; and/or makes other demands relating to the Merger, including that additional disclosures be provided. AVEO cannot predict whether any of these demands or threats will result in litigation, whether additional demands or litigation will materialize, or the outcome of any such litigation. If additional similar complaints are filed or additional demands are received, absent new or materially different allegations, AVEO will not necessarily disclose them.

Additional Information and Where to Find It

This Supplement may be deemed solicitation material in respect of the proposed acquisition of AVEO by LG Chem. On November 25, 2022, AVEO filed with the SEC the Definitive Proxy Statement and has filed or may file with the SEC other relevant documents with respect to a special meeting of the stockholders of AVEO to approve the proposed Merger. Investors of AVEO are urged to read the Definitive Proxy Statement and other relevant materials carefully and in their entirety because they do or will, when filed, contain important information about AVEO, LG Chem and the proposed Merger. Investors may obtain a free copy of these materials and other documents filed by AVEO with the SEC at the SEC’s website at www.sec.gov, at AVEO’s website at www.aveooncology.com or by sending a written request to AVEO at 30 Winter Street, Boston, Massachusetts 02108. The information contained on, or accessible through, AVEO’s website is not incorporated by reference into this Supplement, and you should not consider any information contained in, or that can be accessed through, AVEO’s website as part of this Supplement or in deciding whether to support the approval of the proposed Merger. AVEO has included its website in this Supplement solely as an inactive textual reference.

Participants in the Solicitation

AVEO and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from AVEO’s stockholders in connection with the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of AVEO’s stockholders in connection with the proposed Merger is set forth in AVEO’s definitive proxy statement for its special stockholders meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed Merger may be set forth in subsequent documents to be filed with the SEC and which can be obtained free of charge from the sources indicated above.

Cautionary Note Regarding Forward-Looking Statements

This Supplement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. These forward-looking statements generally include statements that are predictive in nature and depend on or refer to future events or conditions, and include words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,”

“estimate,” “should,” “may,” “assume” and “continue” as well as variations of such words and similar expressions. By their nature, forward-looking statements involve risks and uncertainty because they relate to events and depend on circumstances that will occur in the future, and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements include, among other things, statements about the potential benefits of the proposed acquisition of AVEO by LG Chem (the “proposed transaction”); the likelihood of proposed stockholders bringing additional actions against AVEO and/or members of its board of directors in connection with the proposed transaction; prospective performance and outlook of AVEO’s business, performance and opportunities; any potential strategic benefits, synergies or opportunities expected as a result of the proposed transaction; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing.

These statements are not guarantees of future performance and they involve certain risks, uncertainties and assumptions that are difficult to predict. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by our forward-looking statements. There can be no guarantee that the proposed transaction will be completed, or that it will be completed as currently proposed, or at any particular time. Neither can there be any guarantee that AVEO will achieve any particular future financial results. In particular, our expectations could be affected by, among other things: the risk that the proposed transaction may not be completed in a timely manner or at all; the possibility that competing offers or acquisition proposals for AVEO will be made; the possibility that required regulatory, stockholder or other approvals or other conditions to the consummation of proposed transaction may not be satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect LG Chem or AVEO or the expected benefits of the proposed transaction); regulatory actions or delays or government regulation generally, including potential regulatory actions or delays relating to the completion of the potential transaction; the occurrence of any event, change or other circumstance that could give rise to the right of LG Chem or AVEO to terminate the definitive merger agreement governing the terms and conditions of the proposed transaction; effects of the announcement, pendency or consummation of the proposed transaction on AVEO’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; risks related to the diversion of management’s attention from ongoing business operations and opportunities; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and other risks and factors referred to from time to time in AVEO’s filings with the Securities and Exchange Commission, including AVEO’s Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q, including those related to the uncertainties inherent in the research and development of new and existing healthcare products, including clinical and regulatory developments and additional analysis of existing clinical data; our ability to obtain or maintain proprietary intellectual property protection; safety, quality or manufacturing issues or delays; changes in expected or existing competition; and domestic and global trends toward health care cost containment, including government, payor and general public pricing and reimbursement pressures. The effects of the COVID-19 pandemic may give rise to risks that are currently unknown or amplify the risks associated with many of these factors. AVEO is providing the information in this Supplement as of this date and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.